UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 28, 2012

EMMIS COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Indiana	0-23264	35-1542018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE EMMIS PLAZA, 40 MONUMENT CIRCLE, SUITE 700, INDIANPOLIS, INDIANA		46204
(Address of Principal Executive Offices)		(Zip Code)

317-266-0100

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On December 28, 2012, Emmis Operating Company (“EOC”), a wholly owned subsidiary of Emmis Communications Corporation (“ECC,” and together with EOC and its other subsidiaries “Emmis” or “we”), entered into a credit facility (the “Credit Facility”) to provide for total borrowings of up to $100 million, including (i) a $80 million term loan and (ii) a $20 million revolver, of which $5 million may be used for letters of credit.

A portion of the proceeds under the Credit Facility were used to repay (i) EOC’s indebtedness under and terminate the Amended and Restated Revolving Credit Agreement and Term Loan Agreement dated as of November 2, 2006,as amended, to which EOC and ECC are a party and for which Bank of America, N.A. acted as administrative agent (“Existing Credit Agreement”) and (ii) the Note Purchase Agreement dated as of November 11, 2011 between Emmis Communications Corporation, as Issuer, and Zell Credit Opportunities Master Fund, L.P., as Purchaser, as amended, (“Existing Note Purchase Agreement”).

In addition to repaying the Existing Credit Agreement and the Existing Note Purchase Agreement in full, the proceeds of the borrowings under the Credit Facility will be used for working capital needs and other general corporate purposes of Emmis, and certain other transactions permitted under the Credit Facility.

All outstanding amounts under the Credit Facility bear interest, at the option of EOC, at a rate equal to the Eurodollar Rate or an alternative base rate (as defined in the Credit Facility) plus a margin. The margin over the Eurodollar Rate or the alternative base rate varies (ranging from 2.50% to 5.00%), depending on Emmis’ ratio of consolidated total debt to consolidated EBITDA, as defined in the agreement. Interest is due on a calendar month basis under the alternative base rate and at least every three months under the Eurodollar Rate. Beginning 60 days after closing, the Credit Facility requires Emmis to maintain fixed interest rates, for at least one year, on a minimum of 50% of its total outstanding debt, as defined.

The term loan and revolver both mature on December 28, 2017. Beginning on April 1, 2013, the borrowings under the term loan are payable in quarterly installments equal to 2.50% of the term loan, with the remaining balance payable December 28, 2017. Proceeds from raising additional equity, issuing additional subordinated debt or from asset sales, as well as excess cash flow, subject to certain exceptions, are required to be used to repay amounts outstanding under the Credit Facility.

Borrowing under the Credit Facility depends upon our continued compliance with certain operating covenants and financial ratios, including leverage and fixed charge coverage as specifically defined. The operating covenants and other restrictions with which we must comply include, among others, restrictions on additional indebtedness, incurrence of liens, engaging in businesses other than our primary business, paying certain dividends, redeeming or repurchasing capital stock of Emmis, acquisitions and asset sales. No default or event of default has occurred or is continuing. The Credit Facility provides that an event of default will occur if there is a change in control of Emmis, as defined. The payment of principal, premium and interest under the Credit Facility is fully and unconditionally guaranteed, jointly and severally, by ECC and most of its existing wholly-owned domestic subsidiaries. Substantially all of Emmis’ assets, including the stock of Emmis’ wholly-owned, domestic subsidiaries are pledged to secure the Credit Facility.

A copy of the Credit Facility is attached as Exhibit 10.2 and the summary above is qualified by reference to the full text of the document.

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 26, 2012, Emmis Operating Company, a wholly-owned, direct subsidiary of Emmis Communications Corporation, entered into a three-year employment agreement with Jeffrey H. Smulyan, who currently serves as our Chairman of the board of directors and Chief Executive Officer. Mr. Smulyan’s base salary is $900,000 in the first contract year commencing on March 1, 2013, with increases of $25,000 for each succeeding contract year (including for any additional one-year terms as described herein). Mr. Smulyan’s employment agreement will automatically renew following the initial three-year term for additional one-year terms unless either the company or Mr. Smulyan provides the other with written notice of non-renewal prior to December 31 of the initial or subsequent term, as applicable. Mr. Smulyan’s annual incentive compensation target is 125% of his base salary and will be paid, if at all, based upon achievement of certain performance goals to be determined by our compensation committee. The company retains the right to pay any annual incentive compensation in cash or shares of our Class A common stock. In connection with execution of the agreement, the company paid Mr. Smulyan a $700,000 signing bonus and Emmis Communications Corporation forgave the balance of a loan payable from Mr. Smulyan which had a balance of $1,151,966 as of November 30, 2012. Each year the agreement remains in effect, Mr. Smulyan is entitled to receive an option to acquire 150,000 shares of our Class A common stock. On or about March 1, 2013 Mr. Smulyan will receive a grant of 400,000 restricted shares of our Class A common stock, which will vest in installments on March 1 of each of 2014, 2015 and 2016. Mr. Smulyan will continue to receive an automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.

The foregoing summary is qualified by reference to the full text of the employment agreement which is attached to this Form 8-K and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description

10.1	Employment Agreement with Jeffrey H. Smulyan effective as of December 26, 2012.

10.2	Credit Agreement, dated as of December 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 28, 2012

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
	Name:	J. Scott Enright
	Title:	Executive Vice President, General Counsel and Secretary